UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2008

UNITED INSURANCE HOLDINGS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52833	75-3241964
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
360 Central Avenue, Suite 900, St. Petersburg, FL		33701
(Address of Principal Executive Offices)		(Zip Code)

(727) 895-7737

(Registrant’s Telephone Number, Including Area Code)

FMG Acquisition Corp.

Four Forest Park, Second Floor

Farmington, CT 06032

(860) 677-2701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Stock Repurchase Agreements

On September 24, 2008, FMG Acquisition Corp. (“FMG”) entered into Stock Purchase Agreements with certain of its stockholders who are institutional investors. On September 25, 2008, FMG entered into a Stock Purchase Agreement with one additional stockholder of the Company who is an institutional investor. These Stock Purchase Agreements were entered into in anticipation of a special meeting of FMG stockholders held to vote on the merger of United Subsidiary Corp., a Florida corporation and wholly owned subsidiary of FMG (the “Merger Sub”), with and into United Insurance Holdings, L.C., a Florida limited liability company (“UIH”) whereby UIH would be the surviving entity in the merger (the “Merger”). The Stock Purchase Agreements provide that FMG will redeem shares of its common stock held by such stockholders, provided that, among other things (1) the stockholder votes in favor of the Merger and (2) the Merger is approved at the special meeting of stockholders and consummated. Following the consummation of the Merger on September 30, 2008, FMG completed the transactions contemplated by the Stock Purchase Agreements and redeemed 1,980,671 shares of its outstanding common stock for an aggregate purchase price of approximately $15.7 million. In connection with the Merger, FMG also changed its name to “United Insurance Holdings Corp.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:	/s/ Nicholas W. Griffin
Name: Nicholas W. Griffin Title: Chief Financial Officer

Date: October 2, 2008